Exhibit 10.2

AMENDMENT made this 28th day of September, 2023, to be effective as of March 1, 2024 (the “Effective Date”) to Employment Agreement (the “Employment Agreement” or “Agreement”) dated July 8, 2019, as amended, between Voxx International Corporation, 180 Marcus Blvd., Hauppauge, New York 11788 (the “Company”) and Loriann Shelton, an individual residing at 8 Emily Court, Moriches, New York 11955 (the “Executive”). All capitalized terms used herein but not defined herein are as defined in the Employment Agreement unless indicated otherwise.

WHEREAS, Section 4.2A of the Employment Agreement requires that the Company provide the Executive with at least six (6) months’ notice of its desire to extend the Employment Period beyond February 29, 2024; and

WHEREAS, the Company desires to extend Executive’s employment with the Company and the Company and Executive have agreed to the modification of the Employment Agreement as set forth herein.

NOW, THEREFORE, IT IS AGREED BY THE PARTIES AS FOLLOWS:

1.
Section 1.1 of the Employment Agreement is amended and restated in its entirety as follows:
1.1
This Employment Agreement shall constitute the binding obligation of the Executive and the Company as of the Effective Date and shall continue for a period of one (1) year thereafter through February 28, 2025 (the “Extended Term”), unless the Employment Agreement is terminated at an earlier date by either party in accordance with Section 4 (such period hereinafter referred to as the “Extended Employment Period”).

2.
Section 2.1 of the Agreement is amended and restated in its entirety as follows:
2.1
As of the Effective Date, the Executive shall continue to be employed by the Company and will perform the duties and responsibilities of Senior Vice President, Chief Financial Officer and Chief Operating Officer of the Company, reporting directly to the CEO and to the President based on the Statement of Designated Duties and Shared Responsibilities as attached to the Amendment to the Agreement made as of February 6, 2023, and, as requested, to the Board of Directors of the Company (the “Board”). In that capacity, Executive shall perform such services, acts, and functions as she deems necessary or advisable to oversee, manage and conduct the business of the Company, and shall perform such other duties and responsibilities as may be reasonably assigned by either or both of the CEO or the President or the Board. For the sake of clarity and avoidance of doubt, the Executive shall not be required to report to or take supervision from any other individual(s), group or entity. During the Employment Period, the Executive shall not render services to any other person or organization for compensation without the prior written approval of the Company. The Executive’s principal work location shall be in Hauppauge, New York, but the Executive shall travel to the extent, and to the places, reasonably necessary for the performance of the Executive’s duties hereunder consistent with past practice.

3.
The Employment Agreement is hereby amended to add a new Section 3.2A as follows:

3.2A Stock Grant. On each of June 30, 2024, September 30, 2024, December 31, 2024 and March 31, 2025, provided that the Executive is then employed by the Company (except with respect to the March 31, 2025 stock grant which shall require that the Executive is employed by the Company as of February 28, 2025), the Company shall grant Executive shares of Class A common stock of the Company equivalent to Twenty-five Thousand ($25,000.00) Dollars based on the average price of said shares on such date or the immediately prior business date. The Executive shall have the option to receive the above-described shares and be responsible for any personal income tax (and Employee Medicare tax) obligations on such stock grants, or to provide written notice to Employer to receive the “Net Shares” (as hereinafter defined) with the Company being responsible to remit all federal, state and local income tax (and employee Medicare tax) obligations through payroll withholding on behalf of the Executive. The “Net Shares” shall be the number of shares of common stock of the Company valued as provided herein which is equal to $25,000 on each of the above dates less an amount equal to federal, state and local income tax and Medicare tax amounts due on such amount determined at Executive’s maximum marginal rate at such time and maximum Medicare rate applicable to the Executive at such time.

4.
Section 4.1F(2) of the Employment Agreement is hereby amended and restated as follows:

“(2) an amount in cash equal to the average of the two highest Annual Cash Bonuses awarded or to be awarded with respect to the period commencing on March 1, 2019 through the Executive’s last day of employment (the “Average Bonus”), payable in equal installments on a monthly basis during the Separation Period (the “Severance Bonus”);”

5.
Section 4.2A of the Employment Agreement is modified to replace all references to six (6) months therein to one hundred (100) days.

6.
All terms of the Agreement not amended herein shall remain unchanged and continue in full force and effect as set forth therein. Except as amended and modified herein, the parties hereto ratify and confirm the Employment Agreement as written.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

EMPLOYER:

VOXX INTERNATIONAL CORPORATION

By: /s/ Patrick M. Lavelle

Printed: Patrick M. Lavelle

Title: Chief Executive Officer

EXECUTIVE:

/s/ Loriann Shelton

Loriann Shelton